PRESS RELEASE

FOR IMMEDIATE RELEASE: Titanium Metals Corporation Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697 (972) 233-1700	CONTACT: John A. St. Wrba Vice President and Treasurer (972) 233-1700

HAROLD SIMMONS, CHAIRMAN OF THE BOARD, ANNOUNCES REPURCHASES BY TITANIUM METALS CORPORATION OF 351,627 SHARES OF ITS COMMON STOCK

DALLAS, TEXAS . . . September 6, 2011 . . . Harold C. Simmons, the Chairman of the Board of Titanium Metals Corporation (“TIMET”) (NYSE:  TIE), announced that TIMET purchased:

•	251,627 shares of its common stock at an average price of $15.0778 per share (exclusive of commissions) on Friday, September 2, 2011; and

•	100,000 shares of its common stock at an average price of $14.6644 per share (exclusive of commissions) on Tuesday, September 6, 2011.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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